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                                                                      EXHIBIT 21
                              Company Subsidiaries

                              Jurisdiction of            Year
          Name                 Organization          Incorporated
          ----                 ------------          ------------

IRT Management Company            Georgia                1990

VW Mall, Inc.                     Georgia                1994

IRT Capital Corporation           Georgia                1996

IRT Alabama, Inc.                 Alabama                1997

IRT Partners L.P.                 Georgia                1998

IRT Capital Corporation II        Georgia                1999

         All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC"), IRT Capital Corporation II ("IRTCCII") and IRT Partners L.P. ("LP"). The Company owns 96% of each the non-voting common stock and 1% of the voting stock of each of IRTCC and IRTCCII. The Company and IRT Management Company, combined, own 92.9% of IRT Partners L.P.


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